Exhibit 2.1

Scheme Implementation Agreement

American Pacific Borates Limited

5E Advanced Materials, Inc.

Baker & McKenzie

ABN 32 266 778 912

Tower One - International Towers Sydney

Level 46, 100 Barangaroo Avenue

Barangaroo NSW 2000

Australia

www.bakermckenzie.com

Table of contents

1.	Definitions and interpretation	2

2.	Agreement to propose and implement Scheme	8

3.	Conditions	8

4.	Scheme of Arrangement	11

5.	Implementation	14

6.	Warranties	17

7.	Termination	19

8.	Announcements	20

9.	Costs and stamp duty	20

10.	Notices	20

11.	General	22

Annexure 1		25
Scheme of Arrangement		25

Annexure 2		26
Deed Poll		26

i	Scheme Implementation Agreement

Title	Scheme Implementation Agreement

Date	11 October 2021

Parties	American Pacific Borates Limited (ACN 615 606 114) (a company incorporated in Australia) of Level 12, 197 St Georges Terrace, Perth WA 6000 Australia (ABR)

5E Advanced Materials, Inc. (a company incorporated in the State of Delaware, United States of America) of 9329 Mariposa Suite 210, Hesperia California, 92344 United States of America (Holdco)

Recitals

A	ABR is an Australian public company listed on the ASX.

B	Holdco is a special purpose vehicle incorporated in the State of Delaware, United States of America.

C	ABR proposes to effect a re-domiciliation from Australia to the United States by Holdco acquiring all of the ABR Shares by scheme of arrangement under Part 5.1 of the Corporations Act (Scheme).

D	ABR and Holdco propose to implement the Scheme on the terms and conditions of this Agreement.

Operative provisions

1.	Definitions and interpretation

Definitions

1.1	In this Agreement, unless the context otherwise requires:

ABR Group means ABR and each of its Subsidiaries.

ABR Share means a fully paid ordinary share in the capital of ABR.

ABR Shareholder means each person who is registered in the Share Register as a holder of ABR Shares.

Advisor means, in relation to an entity, its legal, financial and other expert Advisors (not including the Independent Expert).

Agreement means this Scheme Implementation Agreement.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or, where the context requires, the securities market which it operates.

ASX Settlement means ASX Settlement Pty Ltd (ACN 008 504 532).

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ASX Settlement Rules means the ASX Settlement Operating Rules.

ATO means the Australian Taxation Office.

ATO Class Ruling means the class ruling to be sought by ABR from the ATO to the effect that Australian resident Scheme Shareholders who hold their ABR Shares on capital account and who make a capital gain from the exchange of their ABR Shares for Holdco Shares or Holdco CDIs under the Scheme will be eligible for scrip-for-scrip roll-over relief under the relevant Australian taxation laws.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney.

CDI means a CHESS Depositary Interest, being a unit of beneficial ownership in a Holdco Share that is registered in the name of CDN, or beneficial ownership is held by CDN, in accordance with the ASX Settlement Rules and CDIs means a number of them.

CDN means CHESS Depositary Nominees Pty Ltd (ACN 071 346 506).

Claim means a demand, claim, action or proceeding, however arising and whether present, unascertained, immediate, future or contingent, including any claim for specific performance.

Condition means a condition set out in clause 3.1.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia or any other court of competent jurisdiction under the Corporations Act agreed in writing between the parties.

Deed Poll means the deed poll to be executed by Holdco substantially in the form of Annexure 2 under which Holdco covenants in favour of ABR Shareholders to perform its obligations under this Agreement and the Scheme.

Depositary Nominee has the meaning given in the ASX Settlement Rules.

Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) of the Corporations Act in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement, security interest (as defined in section 12 of the Personal Property Securities Act 2009 (Cth)), right of first refusal, pre-emptive right, any similar restriction, or any agreement to create any of them or allow them to exist.

End Date means 5.00 pm on 31 January 2022 or such other date and time agreed in writing between the parties.

First Court Date means the date of the hearing by the Court of the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act.

Government Agency means a:

(a)	government, whether foreign, federal, state, territorial or local;

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(b)	department, office or minister of a government (whether foreign, federal, state, territorial or local) acting in that capacity; or

(c)

commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not and whether foreign, federal, state, territorial or local, and includes ASX, ASIC, the Australian Competition and Consumer Commission, the Foreign Investment Review Board and the Takeovers Panel.

GST means goods and services tax as defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth), or any like tax.

Holdco CDI means a CDI representing a beneficial interest in 1/10th of a Holdco Share.

Holdco Information means information about Holdco which is provided to ABR by or on behalf of Holdco to enable the Scheme Booklet to be prepared in accordance with all applicable laws, applicable ASIC guidance and policies and the Listing Rules, or to the Independent Expert to enable it to prepare the Independent Expert’s Report.

Holdco Share means a share of voting common stock in Holdco.

Implementation means the implementation of the Scheme, on it becoming Effective under section 411(10) of the Corporations Act.

Implementation Date means the fifth Business Day after the Record Date or such other date as is agreed by the parties.

Independent Expert means the independent expert appointed by ABR pursuant to clause 5.2(b).

Independent Expert’s Report means the report from the Independent Expert (including any update or supplementary report) stating whether or not, in the opinion of the Independent Expert, the Scheme is in the best interests of ABR Shareholders.

Ineligible Foreign Shareholder means a Scheme Shareholder whose address, as shown in the Share Register (as at the Record Date), is in a place outside Australia, New Zealand, Canada, Hong Kong, Ireland, Papua New Guinea, Singapore, Malaysia, Thailand or the United States, unless Holdco is satisfied, acting reasonably, that the laws of that place permit the offer and issue of Holdco Shares or Holdco CDIs to that Scheme Shareholder and, in Holdco’s sole discretion, is not unduly onerous or impracticable for Holdco to do so.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a controller (as defined in the Corporations Act) appointed to any part of its property;

(c)

it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other party);

(d)

an application or order has been made (and, in the case of an application, it has not been stayed, withdrawn or dismissed within 14 days), resolution passed or any other action taken, in each case in connection with that person, in respect of any of the things described in paragraphs (a), (b) or (c);

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(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the other party reasonably deduces it is so subject);

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to any of the things described in paragraphs (a) to (g) (inclusive) happens in connection with that person under the law of any jurisdiction.

Listing Rules means the listing rules of ASX as amended from time to time.

NASDAQ means Nasdaq Stock Market LLC or the Nasdaq Stock Market (or such other market operated by Nasdaq Stock Market LLC on which Holdco Shares may be listed or quoted), as the context requires.

Officer means, in relation to an entity, its directors, officers and employees.

Option means an option to subscribe for an ABR Share.

Option Holder means a person who is the holder of an Option.

Record Date means 7.00 pm on the second Business Day after the Effective Date.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Representative means, in relation to an entity:

(a)	each of the entity’s Related Bodies Corporate; and

(b)	each of the Officers and Advisors of the entity or any of its Related Bodies Corporate.

Sale Agent means the person appointed by ABR to sell the Scheme Consideration that is attributable to Ineligible Foreign Shareholders.

Sale Facility means a facility to be established by ABR and managed by the Sale Agent under which the Scheme Consideration which otherwise would be received by Ineligible Foreign Shareholders will be sold in accordance with the Scheme and the agreement to be entered into between ABR and the Sale Agent.

Scheme means the scheme of arrangement, substantially in the form set out in Annexure 1 under Part 5.1 of the Corporations Act between ABR and ABR Shareholders as described in clause 4, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by ABR and Holdco.

Scheme Booklet means the document including the information described in clause 5.2(a) to be approved by the Court and dispatched to ABR Shareholders.

Scheme Consideration means the consideration to be provided to Scheme Shareholders under the terms of the Scheme for the transfer to Holdco of their Scheme Shares being:

(a)	where the Scheme Shareholder is a Share Elected Scheme Shareholder, 1 Holdco Share for every 10 Scheme Shares; or

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(b)	where the Scheme Shareholder is a CDI Elected Scheme Shareholder, 1 Holdco CDI for every Scheme Share.

Scheme Meeting means the meeting of ABR Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Share means an ABR Share held by a Scheme Shareholder as at the Record Date.

Scheme Shareholder means each person who holds an ABR Share as at the Record Date.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the first day on which the Court hears the application to approve the Scheme under section 411(4)(b) of the Corporations Act, or if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.

Share Elected Scheme Shareholder means each Scheme Shareholder (other than an Ineligible Foreign Shareholder) who has made a valid Share Election.

Share Election means a valid election for Holdco Shares by a Scheme Shareholder pursuant to the terms of the Scheme.

Share Register means the register of shareholders of ABR maintained by or on behalf of ABR.

Subsidiary has the meaning given to that term in the Corporations Act.

Interpretation

1.2	In this Agreement:

(a)	unless the context requires another meaning, a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to a party means a party to this Agreement;

(vi)	to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Agreement;

(vii)	to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Agreement;

(viii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

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(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)

a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(ix)

to a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and is a reference to that law as amended, consolidated, supplemented or replaced and includes a reference to any regulation, by-law or other subordinate legislation;

(x)	to proceedings includes litigation, arbitration and investigation;

(xi)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)	to time is to prevailing Sydney time; and

(xiii)	to $ means the lawful currency of Australia;

(b)	the words “including” or “includes” means “including, but not limited to”, or “includes, without limitation” respectively;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	headings are for convenience only and do not affect interpretation of this Agreement;

(e)	if a payment or other act must (but for this clause) be made or done on a day that is not a Business Day, then it must be made or done on the next Business Day; and

(f)	if a period must be calculated from, after or before a day or the day of an act or event, it must be calculated excluding that day.

Construction

1.3	This Agreement may not be construed adversely to a party only because that party or its legal Advisors were responsible for preparing it.

Payments

1.4	Unless otherwise expressly provided in this Agreement, where an amount is required to be paid to a party (the Receiving Party) by another party under this Agreement, that amount must be paid:

(a)

in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment, or in other such immediately payable funds as the parties agree; and

(b)	without deduction, withholding or set-off.

In this clause 1.4, a Receiving Party does not include a Scheme Shareholder.

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Best and reasonable endeavours

1.5

Any provision of this Agreement which requires a party to use best endeavours, or reasonable endeavours, or to take all steps reasonably necessary or desirable, (including to procure that something is performed or occurs) does not include an obligation:

(a)

to pay any significant sum of money or to provide any significant financial compensation, valuable consideration or any other incentive to or for the benefit of any person, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or fees to any professional Advisors; or

(b)	to commence any legal proceeding against any person,

except in accordance with the express terms of this Agreement.

2.	Agreement to propose and implement Scheme

2.1	ABR will propose and seek to implement the Scheme in accordance with this Agreement and the Corporations Act.

2.2	Holdco will comply with its obligations under the Scheme and the Deed Poll, and provide reasonable assistance to ABR in proposing and implementing the Scheme in accordance with this Agreement.

3.	Conditions

Conditions to Scheme

3.1

Subject to this clause 3, the Scheme will not become Effective, and the obligations of the parties in relation to the Scheme will not become binding, until each of the following Conditions is satisfied or waived to the extent and in the manner set out in this clause 3.

Condition		Party entitled to benefit	Party responsible
(a)	Shareholder Approval: ABR Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities required under section 411(4)(a)(ii) of the Corporations Act.	Cannot be waived	ABR

(b)	Court Approval: The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme on the Second Court Date.	Cannot be waived	ABR

(c)	ASIC and ASX: Before 8.00 am on the Second Court Date, ASIC and ASX issue or provide all consents and approvals which are necessary or desirable to implement the Scheme.	Both	Both

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Condition		Party entitled to benefit	Party responsible
(d)	Regulatory Consents: All other approvals or consents required from any Government Agency which are necessary or desirable to implement the Scheme have been obtained by 8.00 am on the Second Court Date (Regulatory Consents).	Both	Both

(e)	No Prohibitive Orders: No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Government Agency, or other legal prohibition or restraint preventing the acquisition of the Scheme Shares by Holdco or otherwise preventing Implementation of the Scheme is in effect as at 8.00 am on the Second Court Date.	Both	Both

(f)	Independent Expert’s Report: The Independent Expert issues the Independent Expert’s Report before the date on which the Scheme Booklet is provided to ASIC and the Independent Expert concludes that the Scheme is in the best interest of ABR Shareholders (and does not change that conclusion prior to 8.00 am on the Second Court Date).	ABR	ABR

(g)	NASDAQ Listing: Before 8.00 am on the Second Court Date, the Holdco Shares have been authorised for listing on NASDAQ, subject to official notice of issuance following Implementation of the Scheme and any customary conditions.	ABR	Holdco

(h)

ASX Listing: Before 8.00 am on the Second Court Date, ASX approves:

(i) the admission of Holdco to the official list of the ASX; and

(ii)  the Holdco CDIs for official quotation by the ASX,

which approval may be conditional on the Scheme becoming Effective and any such other conditions that are acceptable to ABR and Holdco.

		ABR	Holdco

(i)	ATO Class Ruling: Before 8.00 am on the Second Court Date, the ATO issues the ATO Class Ruling or otherwise confirms that the ATO Class Ruling will be issued on terms and conditions that are acceptable to ABR and Holdco.	ABR	ABR

(j)	Options: Before 8.00 am on the Second Court Date, ABR and Holdco have entered into binding agreements with each Option Holder to cancel the Options held by such Option Holder on conditions that are acceptable to ABR and Holdco.	Both	Both

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Reasonable endeavours

3.2	Each of ABR and Holdco must use its reasonable endeavours to procure that:

(a)	each of the Conditions for which it is a party responsible (as noted in clause 3.1):

(i)	is satisfied as soon as practicable after the date of this Agreement; and

(ii)	continues to be satisfied at all times until the last time it is to be satisfied (as the case may require); and

(b)	there is no occurrence that would prevent the Condition for which it is a party responsible being satisfied.

Waiver of Conditions

3.3

A Condition may only be waived in writing by the party or parties entitled to the benefit of that Condition as and to the extent noted in clause 3.1 and will be effective only to the extent specifically set out in that waiver.

3.4	A party entitled to waive the breach or non-fulfilment of a Condition under this clause may do so in its absolute discretion.

3.5

A waiver of any Condition precludes the party who has the benefit of the Condition from suing the other party for any breach of this Agreement that resulted from any breach or non-fulfilment of the Condition.

Notices in relation to Conditions

3.6	Each party must:

(a)

promptly notify the other party of the satisfaction of a Condition and must keep the other party informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition which it is responsible for satisfying; and

(b)	promptly notify the other party of a breach or non-fulfilment of a Condition which it is responsible for satisfying, or of any event which will prevent a Condition from being satisfied.

Failure to provide a notice required by this clause 3.6 will not give rise to the failure of a Condition or any right to terminate this Agreement.

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Consultation on failure of a Condition

3.7	If:

(a)	there is a breach or non-fulfilment of a Condition which is not waived in accordance with this Agreement by the time or date specified for the satisfaction of that Condition; or

(b)

there is an act, failure to act or occurrence which will prevent a Condition from being satisfied by the time or date specified for the satisfaction of the Condition (and that Condition has not been waived in accordance with this Agreement), then the parties must consult in good faith with a view to determine whether they wish to pursue the Scheme and, if so:

(c)	whether the Scheme may proceed by way of alternative means or methods;

(d)	to extend the relevant time or date for satisfaction of the Conditions or to adjourn or change the date of an application to the Court; or

(e)	to extend the End Date.

Failure to agree

3.8

If, under clause 3.7, the parties are unable to reach agreement or do not both wish to pursue the Scheme, in each case within 5 Business Days (or any shorter period ending at 8.00 am on the Second Court Date):

(a)	subject to clause 3.8(b), either party may terminate this Agreement (and that termination will be in accordance with clause 7); or

(b)

if a Condition may be waived and exists for the benefit of one party only, that party only may waive the Condition or terminate this Agreement (and that termination will be in accordance with clause 7), in each case, before 8.00 am on the Second Court Date.

A party will not be entitled to terminate this Agreement under this clause 3.8 if the relevant Condition has not been satisfied or agreement cannot be reached as a result of a breach of this Agreement by that party or a deliberate act or omission of that party in breach of this Agreement.

Certificates

3.9	On the Second Court Date, Holdco and ABR will provide a joint certificate to the Court confirming whether or not the Conditions have been satisfied or waived in accordance with this Agreement.

4.	Scheme of Arrangement

Scheme

4.1	ABR must propose a scheme of arrangement under which:

(a)	all of the ABR Shares held by Scheme Shareholders at the Record Date will be transferred to Holdco; and

(b)	each Scheme Shareholder will be entitled to receive the Scheme Consideration.

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Scheme Consideration

4.2

Subject to and in accordance with this Agreement and the Scheme, each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder.

Provision of Scheme Consideration

4.3

Subject to this Agreement and the Scheme, Holdco undertakes to ABR (in its own right and separately as trustee or nominee of each Scheme Shareholder) that, in consideration for the transfer to Holdco of each Scheme Share held by a Scheme Shareholder, on the Implementation Date:

(a)	Holdco will accept that transfer; and

(b)	Holdco will provide to each Scheme Shareholder the Scheme Consideration in accordance with the Scheme by:

(i)	(subject to clause 4.4) in respect of each Share Elected Scheme Shareholder, issuing 1 Holdco Share for every 10 Scheme Shares held by that Scheme Shareholder;

(ii)	(subject to clause 4.4) in respect of all other Scheme Shareholders (other than an Ineligible Foreign Shareholder):

(A)	procuring CDN to issue 1 Holdco CDI for every Scheme Share held by that Scheme Shareholder; and

(B)	issuing to CDN (as Depositary Nominee) the relevant number of Holdco Shares underlying such Holdco CDIs (being 1 Holdco Share for every 10 Holdco CDIs); and

(iii)	in respect of each Ineligible Foreign Shareholder:

(A)	procuring CDN to issue to the Sale Agent such number of Holdco CDIs that the Ineligible Foreign Shareholder would otherwise have been entitled to; and

(B)	issuing to CDN (as Depositary Nominee) the relevant number of Holdco Shares underlying such Holdco CDIs (being 1 Holdco Share for every 10 Holdco CDIs).

Fractional entitlements

4.4

Where a Scheme Shareholder would otherwise be entitled under the Scheme to a fraction of a Holdco Share or a number of Holdco CDIs that do not equate to a whole number of Holdco Shares as part of the Scheme Consideration, the fractional entitlement will be rounded up to the nearest whole number of Holdco Shares.

Holdco CDIs

4.5

On the Business Day prior to the Implementation Date, Holdco must enter in its register of stockholders the name of CDN (as Depositary Nominee) to hold the Holdco Shares underlying the Holdco CDIs to be issued in accordance with the Scheme.

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4.6	After the satisfaction of the obligation of Holdco under clause 4.5, Holdco must:

(a)

on the Implementation Date, procure that CDN records in the register of Holdco CDIs each Scheme Shareholder who is to receive Holdco CDIs under the Scheme and issues Holdco CDIs to the Sale Agent in accordance with clause 4.3; and

(b)

as soon as is reasonably practicable despatches, or causes to be despatched, to each Scheme Shareholder who is to receive Holdco CDIs under the Scheme, a holding statement or confirmation advice in the name of that Scheme Shareholder representing the number of Holdco CDIs issued to that Scheme Shareholder.

Holdco Shares

4.7

The obligation to issue Holdco Shares under clause 4.3 will be satisfied by Holdco, on the Implementation Date, procuring the entry into its register of stockholders the name of each person who is to receive Holdco Shares.

Sale Facility

4.8

Where a Scheme Shareholder is an Ineligible Foreign Shareholder, the number of Holdco Shares to which that Scheme Shareholder would otherwise have been entitled to under the Scheme (after any necessary rounding) will be issued to the Sale Agent (in the form of Holdco CDIs) and sold under the Sale Facility.

4.9	ABR will procure that, after the Implementation Date, the Sale Agent:

(a)

as soon as is reasonably practicable and, in any event, within 1 month after the Implementation Date, sells all Holdco CDIs issued to it under clause 4.8 in such manner, at such price and on such other terms as the Sale Agent determines in good faith and at the risk of the Ineligible Foreign Shareholders; and

(b)

as soon as is reasonably practicable and, in any event, within 10 Business Days after the settlement of the sale of the last of the Holdco CDIs, remits the gross proceeds of the sale (free of any brokerage costs) to the Ineligible Foreign Shareholders in the amount to which they are entitled (on an averaged basis so that each Ineligible Foreign Shareholder receives the same price per Sale Security, subject to rounding to the nearest whole cent).

4.10

The remittance to each Ineligible Foreign Shareholder of the sale proceeds pursuant to clause 4.9(b) is in full and final satisfaction of that Ineligible Foreign Shareholder’s right and entitlement to the Scheme Consideration referable to it.

Holdco Shares to rank equally

4.11	Holdco covenants in favour of ABR (in its own right and separately as trustee or nominee of each Scheme Shareholder) that:

(a)	all Holdco Shares issued as Scheme Consideration (including those issued to CDN in connection with the Holdco CDIs) will, upon their issue:

(i)	rank equally with all other Holdco Shares then on issue; and

(ii)	be fully paid and free from any Encumbrances; and

(b)	it will use all reasonable endeavours to ensure that:

(i)	Holdco Shares issued as Scheme Consideration will be listed for quotation on NASDAQ with effect from the Business Day after the Implementation Date (or such later date as NASDAQ may require); and

(ii)	Holdco CDIs issued as Scheme Consideration will be listed for quotation on ASX with effect from the Business Day after the Implementation Date (or such later date as ASX may require).

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No amendment to Scheme without consent

4.12	ABR must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Holdco.

Options

4.13

ABR and Holdco will use all reasonable endeavours to enter into binding agreements with each Option Holder to cancel the Options held by such Option Holder in consideration for the grant of equivalent rights (as near as reasonably practicable) to acquire Holdco Shares instead of ABR Shares (Holdco Options).

4.14	The number of Holdco Options to be issued to each Option Holder will be consolidated in the ratio of 1 Holdco Option for every 10 Options held by the Option Holder.

4.15	Each Holdco Option to be issued in accordance with clause 4.13 will:

(a)

have an exercise price in US dollars adjusted from the exercise price per Option it replaces in an inverse proportion to the ratio under clause 4.14, converted from Australian dollars to US dollars at the prevailing Australian / US dollar exchange rate as reasonably determined by Holdco;

(b)	have an exercise period equal to the unexpired exercise period of the relevant Option it replaces;

(c)	be vested to the same extent, and have the same terms as to vesting, as the relevant Option it replaces; and

(d)	otherwise be issued on the same terms as the relevant Option it replaces, with such changes as necessary to reflect Holdco being the issuer (rather than ABR).

5.	Implementation

General obligations

5.1	ABR and Holdco must each:

(a)	use all reasonable endeavours and commit necessary resources; and

(b)	procure that its officers and advisors work in good faith and in a timely and co-operative manner with the other party,

to produce the Scheme Booklet and implement the Scheme as soon as reasonably practicable and in accordance with the timetable agreed between the parties.

ABR’s obligations

5.2	ABR must take all reasonable steps to propose and implement the Scheme on a basis consistent with this Agreement as soon as reasonably practicable, and in particular must:

(a)

Scheme Booklet: Prepare and despatch to ABR Shareholders a Scheme Booklet which complies with all applicable laws, including the Corporations Act, applicable ASIC guidance and policies and the Listing Rules.

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(b)

Independent Expert: Promptly appoint the Independent Expert and provide any assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report.

(c)	ASIC Statements: Apply to ASIC for the production of:

(i)	a letter stating that it does not intend to appear at the First Court Date; and

(ii)	a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme.

(d)

Consult with Holdco: Provide Holdco with drafts of the Scheme Booklet, consult with Holdco in relation to the content and presentation of the Scheme Booklet and give Holdco and its Representatives a reasonable opportunity to provide input about the content and presentation of the Scheme Booklet, and obtain Holdco’s consent to include the Holdco Information in the form and context in which it appears.

(e)	Court Application: Apply to the Court for an order under section 411(1) of the Corporations Act directing ABR to convene the Scheme Meeting.

(f)	Registration: Request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act.

(g)

New Information: Provide to ABR Shareholders any further or new information which arises after the despatch of the Scheme Booklet and prior to the Scheme Meeting which is necessary to ensure that the information contained in the Scheme Booklet is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(h)	Scheme Meeting: Hold the Scheme Meeting to approve the Scheme in accordance with any orders made by the Court pursuant to section 411(1) of the Corporations Act.

(i)

Court Approval: Subject to the satisfaction or waiver of all Conditions (other than the Condition in clause 3.1(b)), apply to the Court for orders approving the Scheme under section 411(4)(b) of the Corporations Act.

(j)

Lodge Court Orders: Lodge with ASIC an office copy of the Court order approving the Scheme in accordance with section 411(10) of the Corporations Act on the day after that office copy is received (or any later date agreed in writing by Holdco).

(k)

Listing: Take all reasonable steps to maintain ABR’s listing on ASX, notwithstanding any suspension of the quotation of ABR Shares, up to and including the Implementation Date, including making appropriate applications to ASX and ASIC.

(l)	ATO Class Ruling: Apply to the ATO for the ATO Class Ruling.

(m)	Share Register: Close the Share Register as at the Record Date to determine the identity of Scheme Shareholders and their entitlements to Scheme Consideration.

(n)	Transfers: Subject to Holdco satisfying its obligations under clause 4.3, on the Implementation Date:

(i)	execute proper instruments of transfer and effect the transfer of all Scheme Shares to Holdco in accordance with the Scheme; and

(ii)	register all transfers of Scheme Shares to Holdco.

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(o)	Suspension of Trading: Apply to ASX to suspend trading in ABR Shares with effect from the close of trading on the Effective Date.

(p)	Other Steps: Do all other things necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

Holdco’s obligations

5.3	Holdco must take all reasonable steps to assist ABR to implement the Scheme on a basis consistent with this Agreement as soon as reasonably practicable, and in particular must:

(a)

Holdco Information: Prepare and promptly provide to ABR for inclusion in the Scheme Booklet the Holdco Information (in accordance with all applicable laws, including the Corporations Act, applicable ASIC guidance and policies and the Listing Rules).

(b)

Accuracy of Holdco Information: Before the despatch of the Scheme Booklet to ABR Shareholders, verify to ABR the accuracy of the Holdco Information contained in the Scheme Booklet, and consent to the inclusion of that information in the form and context in which it appears in the Scheme Booklet, in each case subject to Holdco being reasonably satisfied as to those matters.

(c)

Holdco New Information: Provide ABR further or new information about Holdco which arises after despatch of the Scheme Booklet to ABR Shareholders and prior to the Scheme Meeting which is necessary or reasonably required by ABR to ensure that the Holdco Information disclosed to ABR Shareholders is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(d)	Independent Expert: Provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report.

(e)	Deed Poll: Prior to the Scheme Booklet being despatched, sign and deliver to ABR the Deed Poll.

(f)	Depositary Nominee: Appoint CDN to receive and hold Holdco Shares under the Scheme for the benefit of Scheme Shareholders who are to receive Holdco CDIs as the Scheme Consideration.

(g)	Transfers: If the Scheme becomes Effective, accept a transfer of the Scheme Shares and execute proper instruments of transfer of all Scheme Shares to Holdco in accordance with the Scheme.

(h)

Holdco Shares: Apply to NASDAQ to list Holdco Shares (subject to the Scheme becoming Effective) and use reasonable endeavours to obtain the satisfaction of any conditions imposed by NASDAQ for such listing.

(i)

Holdco CDIs: Apply to ASX for Holdco CDIs to be quoted on ASX (subject to the Scheme becoming Effective) and use reasonable endeavours to obtain the satisfaction of any conditions imposed by ASX for such quotation.

(j)	Scheme Consideration: If the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in accordance with the Scheme and do all things necessary:

(i)	to issue the Holdco Shares in accordance with the Scheme; and

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(ii)

under the ASX Settlement Rules to enable the Holdco CDIs to be issued in accordance with the Scheme (including to confirm to ASX Settlement that the Holdco Shares underlying the Holdco CDIs have been issued to CDN in accordance with the ASX Settlement Rules).

(k)	Other Steps: Do all other things necessary to give effect to the Scheme and the orders of the Court approving the Scheme.

Timetable

5.4

Each of ABR and Holdco must use its reasonable endeavours to perform its obligations (and procure its Representatives to assist in that performance) substantially in accordance with the timetable agreed between the parties.

Conduct of business

5.5	During the period between the date of this Agreement and the earliest of:

(a)	the Implementation Date;

(b)	the date this Agreement is terminated in accordance with its terms; and

(c)	the End Date,

ABR must, and must ensure that its Subsidiaries, conduct their businesses in the ordinary and proper course of business.

5.6	Any restriction on conduct which is imposed under clause 5.5 does not apply to the extent that:

(a)	the conduct is required to be undertaken by ABR or its Subsidiary (as the case may be) in connection with the Scheme or this Agreement; or

(b)	the conduct is approved by Holdco.

6.	Warranties

ABR Warranties

6.1

ABR represents and warrants to Holdco at the date of this Agreement and on each subsequent day until and including 8:00 am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	status: it has been incorporated or formed in accordance with the laws of its place of incorporation;

(b)	power: it has power to enter into this Agreement, to comply with its obligations under it and exercise its rights under it;

(c)	no contravention: the entry by it into, its compliance with its obligations and the exercise of its rights under, this Agreement do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

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(d)	authorisations: other than any:

(i)	regulatory approval required in connection with the Scheme (or any aspect of it); or

(ii)	matter which is the subject of a Condition,

it has in full force and effect each authorisation necessary for it to enter into this Agreement, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	validity of obligations: its obligations under this Agreement are valid and binding and are enforceable against it in accordance with its terms; and

(f)	insolvency: no member of the ABR Group is Insolvent.

Holdco Warranties

6.2

Holdco represents and warrants to ABR at the date of this Agreement and on each subsequent day until and including 8:00 am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	status: it has been incorporated or formed in accordance with the laws of its place of incorporation;

(b)	power: it has power to enter into this Agreement, to comply with its obligations under it and exercise its rights under it;

(c)	no contravention: the entry by it into, its compliance with its obligations and the exercise of its rights under, this Agreement do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

(ii)	any law binding on or applicable to it or its assets;

(d)	authorisations: other than any:

(i)	regulatory approval required in connection with the Scheme (or any aspect of it); or

(ii)	matter which is the subject of a Condition,

it has in full force and effect each authorisation necessary for it to enter into this Agreement, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	validity of obligations: its obligations under this Agreement are valid and binding and are enforceable against it in accordance with its terms; and

(f)	insolvency: Holdco is not Insolvent.

Nature of warranties

6.3	Each representation and warranty in clauses 6.1 and 6.2:

(a)	is severable;

(b)	will survive termination of this Agreement; and

(c)	is given with the intent that liability under it is not confined to breaches which are discovered before the date of termination of this Agreement.

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No other warranties or reliance

6.4

Each party acknowledges that no other party (nor any person acting on that other party’s behalf) has made any warranty, representation or other inducement to it to enter into this Agreement, except for the representations and warranties expressly set out in this Agreement.

6.5

Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any warranty, representation or other inducement by or on behalf of any other party, except for any warranty or representation expressly set out in this Agreement.

Release

6.6	Each party:

(a)

releases its rights against, and will not make any Claim against, any past or present Representative of any other party in relation to anything done or purported to be done in connection with the Scheme, any transaction contemplated by or warranty given in this Agreement, any information provided to it by another party or in relation to its execution or delivery this Agreement to the extent that the past or present Representative has acted in good faith and has not engaged in any wilful misconduct; and

(b)	holds the releases in clause 6.6(a) in respect of its past and present Representatives as trustee for those Representatives.

6.7	Nothing in clause 6.6(a) excludes any liability that may arise from wilful misconduct or bad faith on the part of any person.

7.	Termination

Termination for breach

7.1

Without prejudice to any other rights of termination under this Agreement, either party may terminate this Agreement by giving the other party written notice at any time before 8.00 am on the Second Court Date if:

(a)

the other party is in breach of a material term of this Agreement, or there has been a breach of a material representation or warranty given by the other party under clauses 6.1 or 6.2 (as applicable) on or before the Second Court Date; and

(b)	the party wishing to terminate this Agreement has given the other party a written notice setting out details of the breach and stating its intention to terminate this Agreement; and

(c)

the breach is not capable of remedy or has not been remedied 10 Business Days (or any shorter period ending immediately before 8.00 am on the Second Court Date) from the date the notice under clause 7.1(b) is given.

Mutual termination

7.2	This Agreement is terminable if agreed to in writing by ABR and Holdco.

Effect of termination

7.3

If either ABR or Holdco terminates this Agreement under clauses 3 or 7, this Agreement and the parties’ obligations under it cease, other than obligations under this clause and clauses 6.6, 8, 9, 10 and 11 which will survive termination.

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7.4	Termination of this Agreement under clauses 3 or 7 does not affect any accrued rights of a party in respect of a breach of this Agreement prior to termination.

8.	Announcements

8.1	Neither party may make a public announcement about this Agreement (or any document or transaction contemplated by this Agreement) or the Scheme unless:

(a)	the other party has approved the form of the announcement; or

(b)	the law, the Listing Rules or the rules, regulations or requirements of SEC or NASDAQ

(c)	require a party to make the announcement, subject to clause 8.2.

8.2

If the law, the Listing Rules or the rules, regulations or requirements of SEC or NASDAQ require a party to make an announcement about either the subject matter of this Agreement or any document or transaction contemplated by it or the Scheme, that party must give the other party as much notice as is reasonably practicable and, to the extent reasonably practicable, consult with the other party about the form and content of the announcement or disclosure.

9.	Costs and stamp duty

Costs

9.1

Subject to clauses 9.2 and 9.3, each party must bear its own costs and expenses (including professional fees and stamp duty) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the implementation or attempted implementation of the Scheme.

Brokerage costs

9.2	Holdco must pay all brokerage costs and similar fees incurred in connection with the operation of the Sale Facility.

Stamp duty

9.3

Holdco must pay all stamp duty and any related fines or penalties in respect of this Agreement, the Deed Poll and the acquisition of the Scheme Shares in accordance with the Scheme and indemnify ABR against any liability arising from failure to comply with this clause 9.3.

10.	Notices

Requirements

10.1	All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or email address set out below or to any other address or email address that a party may notify to the other:

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to ABR:

Address:	Level 12, 197 St Georges Terrance, Perth WA 6000 Australia

Attention:	Company Secretary

Email:	abertolatti@americanpacificborate.com

to Holdco:

Address:	9329 Mariposa Suite 210, Hesperia California, 92344 United States of America

Attention:	Henri Tausch

Email:	htausch@americanpacificborate.com

(c)	signed by the party making the communication or by a person duly authorised by that party;

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or email; and

(e)	if sent by email, in a form which:

(i)	identifies the sender; and

(ii)	clearly indicates the subject matter of the notice in the subject heading of the email,

provided that the recipient has not provided written notice to the other party confirming that it does not wish to receive notices by email. The parties consent to the method of signature contained in clause 10.1(e) and agree that it satisfies the requirements of applicable law for signature on service of notice by email.

Receipt of notices

10.2	Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice will be considered to have been received:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by prepaid post, three Business Days (if posted within Australia to an address in Australia) or 10 Business Days (if posted from one country to another) after the date of posting; or

(c)

if sent by email, when the sender receives an automated message confirming delivery or four hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever occurs first.

10.3

If a notice is served by hand, or is received by the recipient’s fax, on a day that is not a Business Day, or after 5.00 pm (recipient’s local time) on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am (recipient’s local time) on the next Business Day.

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11.	General

Entire agreement

11.1	To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior agreement (whether or not in writing) between the parties.

Further assurances

11.2

Each party must, at its own expense, whenever requested by the other party, promptly do or, to the extent reasonably practicable, arrange for others to do everything, including executing any documents, reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

No merger

11.3

The rights and obligations of the parties do not merge on completion of any transaction contemplated under this Agreement. They survive the execution and delivery of any assignment or other document entered into to implement any transaction contemplated under this Agreement.

Assignment

11.4	A party cannot assign, novate or otherwise transfer or deal in any other way with any of its rights or obligations under this Agreement without the other party’s prior written consent.

Invalid or unenforceable provisions

11.5	If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions of this Agreement.

Waiver and exercise of rights

11.6

A waiver by a party of a provision of, or of a right under, this Agreement is only binding on the party granting the waiver if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

11.7	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

11.8	A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

11.9	The failure to exercise, or the delay in exercising, a right does not operate as a waiver or prevent the party so failing or exercising its right from later doing so.

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Amendment

11.10	Except as expressly provided to the contrary in this Agreement, this Agreement may only be amended by a document signed by or on behalf of each party.

Counterparts

11.11	This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

Rights cumulative

11.12

Except as expressly provided to the contrary in this Agreement or as permitted by law, the rights, powers and remedies provided in this Agreement are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this Agreement.

Consents or approvals

11.13	A party may give its approval or consent conditionally or unconditionally, or withhold its approval or consent, in its absolute discretion unless this Agreement expressly provides otherwise.

GST

11.14	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.

11.15

To the extent that any supply made by a party to another party (Recipient) under or in connection with this Agreement is a taxable supply and a tax invoice has been provided to the Recipient, the Recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.

11.16	The amount of GST payable in accordance with clause 11.15 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.

Governing law and jurisdiction

11.17	This Agreement is governed by the laws of New South Wales

11.18	Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Service of process

11.19	Each party agrees that a document required to be served in proceedings about this Agreement may be served:

(a)	by being delivered to or left at its address for service of notices under clauses 10.1 and 10.2; or

(b)	in any other way permitted by law.

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Execution

Executed as an agreement.

Signed by

American Pacific Borates Limited

by a director and secretary/director:

/s/ David Salisbury	/s/ Anthony Hall
Signature of director	Signature of director/secretary

David Salisbury	Anthony Hall
Name of director (please print)	Name of director/secretary (please print)

Signed for and on behalf

of 5E Advanced Materials, Inc.

by its duly authorised officer:

/s/ Aaron Bertolatti
Signature of authorised officer

Aaron Bertolatti—Secretary
Name and title of authorised officer (please print)

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Annexure 1

Scheme of Arrangement

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Annexure 2

Deed Poll

26	Scheme Implementation Agreement